Exhibit 99.1

PRESS RELEASE

                                            March 19, 2008

Philadelphia, Pennsylvania
FOR RELEASE:  IMMEDIATELY

PRUDENTIAL BANCORP, INC. OF PENNSYLVANIA ANNOUNCES DECLARATION OF QUARTERLY CASH DIVIDEND

Prudential Bancorp, Inc. of Pennsylvania (the “Company”) (Nasdaq: PBIP) announced that its Board of Directors, at a meeting held today, declared a quarterly cash dividend of $0.05 per share on the common stock of the Company, payable on April 28, 2008 to the shareholders of record at the close of business on April 14, 2008.

Prudential Bancorp, Inc. of Pennsylvania is the “mid-tier” holding company for Prudential Savings Bank, a Pennsylvania-chartered, FDIC-insured savings bank headquartered in Philadelphia, Pennsylvania.  Prudential Savings Bank recently opened its newest branch location at 28 N. Third Street in the “Old City” section of Philadelphia and now operates six full service offices in Philadelphia and one office in Drexel Hill, Pennsylvania.  At December 31, 2007, the Company had assets totaling $470.4 million, liabilities totaling $391.0 million and $79.4 million of shareholders’ equity.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Contacts:

Thomas A. Vento, President and Chief Executive Officer, Prudential Bancorp, Inc. of Pennsylvania, 215-755-1500.

Joseph R. Corrato, Executive Vice President and Chief Financial Officer, Prudential Bancorp, Inc. of Pennsylvania, 215-755-1500.